Exhibit 16.1

October 28, 2008

U.S. Securities and Exchange Commission

Office of the Chief Accountant

450 Fifth Street, NW

Washington, DC 20549

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Integrated Security Systems, Inc. dated October 24, 2008, and agree with the statements concerning our Firm contained in the second, third and fourth paragraphs therein.  We have no basis to agree or disagree with the other statements of the registrant contained therein.

Very truly yours,

/s/  WEAVER AND TIDWELL L.L.P.